CLEANSPARK, INC.

INSIDER TRADING POLICY

Updated August 11, 2021

This Insider Trading Policy provides the standards of CleanSpark, Inc. (the “Company”) on trading and causing the trading of the Company’s securities or securities of other publicly-traded companies while in possession of information that is material and not generally known to the public. This Policy is divided into two parts: (a) the first part prohibits trading under certain circumstances and applies to all directors, officers and employees of the Company, as well as independent contractors or consultants who have access to material non-public information of the Company, and (b) the second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company and (iii) the employees listed on Appendix A (collectively, “Covered Persons”). The persons designated as Covered Persons, including those persons listed on Appendix A, may be modified from time to time by the Compliance Officer or the Company’s Board of Directors due to the degree of access those individuals may have to material, non-public information, as determined in the discretion of the Compliance Officer or the Company’s Board of Directors.

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “non-public.” These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would generally apply to any director, officer or employee or independent contractor or consultant who buys or sells any securities on the basis of material non-public information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I

1.
Applicability

This Policy applies to all transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

This Policy applies to all employees of the Company and its subsidiaries, all officers of the Company and its subsidiaries and all members of the Company’s Board of Directors. This Policy also applies to all independent contractors or consultants who have access to material non-public information of the Company (each, a “Material IC”).

2.
General Policy: No Trading or Causing Trading While in Possession of Material Non-public Information

(a)
No director, officer or employee or Material IC may purchase or sell any Company security, whether or not issued by the Company, while in possession of material non-public information about the Company. (The terms “material” and “non-public” are defined in Part I, Section 3(a) and (b) below.)
(b)
No director, officer or employee or Material IC who knows of any material non-public information about the Company may communicate that information to any other person, including family and friends (so-called “tipping”).

(c)
In addition, no director, officer or employee or Material IC may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material non-public information about that company that was obtained in the course of his or her involvement with the Company. No director, officer or employee or Material IC who knows of any such material non- public information may communicate that information to any other person, including family and friends.
(d)
For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and non-public unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).
(e)
Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

3.
Definitions

(a)
Materiality. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i)
significant changes in the Company’s prospects;
(ii)
significant write-downs in assets or increases in reserves;
(iii)
developments regarding significant litigation or government agency investigations;
(iv)
liquidity problems;
(v)
changes in earnings estimates or unusual gains or losses in major operations;
(vi)
major changes in management;
(vii)
changes in dividends;
(viii)
extraordinary borrowings, including new financings;
(ix)
gain or loss of a significant contract, strategic partner, customer or supplier;
(x)
changes in debt ratings;
(xi)
proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases,sales or leases of substantial assets;
(xii)
matters involving a significant new product or service;
(xiii)
significant cybersecurity incidents, such as a data breach;
(xiv)
public offerings; and
(xv)
pending statistical reports (such as, consumer price index, money supply and retail figures, or interest rate developments).

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. Determinations regarding the “materiality” of information are inherently judgment based. When in doubt about whether particular non-public information is material, presume it is material. If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it and to the extent you are authorized to do so) or to trade in or recommend securities to which that information relates.

(b)
Non-public Information. Insider trading prohibitions come into play only when you possess information that is both material and “non-public.” The fact that information has been selectively disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated through appropriate channels (for example, by means of a press release or a filing with the SEC) in a manner designed to reach investors generally, and enough time must have elapsed to permit investors to absorb the information. Even after public disclosure of information about the Company, you must allow ONE full day of trading to lapse after the information was publicly disclosed before you can treat the information as public. Therefore, for example, if the Company makes an announcement after trading begins on a Monday, you should not trade in Company securities until Wednesday (assuming all of the days are trading days and you are not aware of material, non-public information at that time and subject to any other applicable requirements of this Policy). If, on the other hand, the Company makes the announcement before regular trading begins on Monday, you could trade on Wednesday (subject to the same assumptions and other applicable requirements of this Policy).

Non-public information may include:

(i)
information available to a select group of analysts or brokers or institutional investors;
(ii)
undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
(iii)
information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two or three days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is “non-public” and treat it as confidential.

(c)
Compliance Officer. The Company has appointed the VP of Compliance and General Counsel, as the Compliance Officer for this Policy. In the VP of Compliance’s absence, the Deputy General Counsel, will fulfill the functions of the Compliance Officer. The duties of the Compliance Officer include, but are not limited to, the following:
(i)
assisting with implementation of this Policy, including monitoring and enforcing compliance with this Policy;
(ii)
circulating this Policy to all directors, officers, employees and Material ICs and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
(iii)
designating and announcing special trading blackout periods (as described in Part II, Section 1 below);
(iv)
pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and
(v)
providing approval of any transactions under Part II, Section 4 below.
4.
Transactions by Family Members, Entities that You Influence or Control and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

This Policy also applies to any entities that you influence or control, including any corporations, partnerships, limited liability companies or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

5.
Violations of Insider Trading Laws

Penalties for trading on or communicating material non-public information in violation of the federal securities laws can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. In addition to the federal securities law, profiting from, or unauthorized disclosure of, material, non-public information could also violate (i) state securities laws, (ii) state right to financial privacy statutes, (iii) federal and state laws relating to theft and conversion, (iv) other Company policies and agreements entered into by Company personnel with the Company and (v) confidentiality agreements between the Company and companies with which the Company does business.. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a)
Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material non-public information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek $1 million from a company and/or management and supervisory personnel as control persons.

(b)
Company-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to this Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

PART II

1.
Blackout Periods

Subject to the limited exceptions under Section 5 below, all Covered Persons are prohibited from trading in the Company’s securities during blackout periods.

(a)
Quarterly Blackout Periods. Subject to the limited exceptions under Part II, Section 5 below, trading in the Company’s securities by Covered Persons is prohibited during a “blackout period” beginning on (and including) the 15th calendar day of the third month of each fiscal quarter and continuing through (and including) the second full trading day after the Company’s financial results for that fiscal quarter (or fiscal year in the case of the fourth fiscal quarter) are publicly disclosed and Form 10-Q or Form 10-K, as applicable, is filed. During these periods, Covered Persons generally possess or are presumed to possess material non-public information about the Company’s financial results.

(b)
Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material non-public information is pending, the Compliance Officer or the Company’s Board of Directors may impose special blackout periods during which Covered Persons (or a subset thereof) are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected. No Covered Person so notified should disclose the existence of a special blackout period to any other persons.

2.
Trading Window

Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally this means that Covered Persons can trade during the period beginning on the first day after the blackout period under Part II, Section 1(a) ends and ending on the day immediately preceding the day that the next blackout period under Part II, Section 1(a) begins. However, even during this trading window, a Covered Person who is in possession of any material non-public information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, as described under Part II, Section 1(b) above, the Compliance Officer or the Company’s Board of Directors may close regularly scheduled trading windows if a special blackout period is imposed and will re-open the trading window once the special blackout period has ended.

3.
Pre-clearance of Securities Transactions

(a)
Because Covered Persons are likely to obtain material non-public information on a regular basis, the Company requires all such persons to refrain from engaging in any transaction in Company securities (including acquisition, disposition, gift, contribution to a trust or other transfer), even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities, but subject to subsection (d) below.

(b)
Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell any Company security at any time without first obtaining prior approval from the Compliance Officer.

(c)
A request for pre-clearance should be submitted to the Compliance Officer in writing at least two business days in advance of the proposed transaction. The Compliance Officer shall record the date each request is received, the date and time each request is approved or disapproved, and, if approved, the specified period for which permission is granted. Unless revoked, a grant of permission will normally remain valid until the close of trading three business days following the day on which it was granted. If the transaction does not occur during the specified period for which permission is granted, pre-clearance of the transaction must be re-requested. Notwithstanding any grant of permission by the Compliance Officer, the Covered Person will continue to be subject to the prohibition on trading while aware of material, non-public information. A Covered Person denied permission to engage in a transaction in Company securities may not disclose such denial to others, because any such disclosure could result in an unintended distribution of information about a pending material event. The Compliance Officer will not grant pre-clearance of a transaction during the period beginning with and including the day of any event triggering a mandatory filing of a Form 8-K through and including the date of filing of such Form 8-K.

Please note that obtaining the permission of the Compliance Officer to engage in a transaction does not constitute confirmation that you are not in possession of material, non-public information at the time of such transaction. Only you are aware of the information in your possession, and it is your responsibility not to engage in a transaction in Company securities when in possession of material, non-public information.

(d)
Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

4.
Prohibited Transactions

(a)
Directors and executive officers of the Company are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b)
All persons covered by this Policy are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Compliance Officer:

(i)
Short-term trading. Any person covered by this Policy who purchases Company securities is discouraged from selling any Company securities of the same class for at least six months after the purchase;

(ii)
Short sales. Any person covered by this Policy may not sell the Company’s securities short (i.e., selling Company securities you do not own at the time of sale);

(iii)
Options trading. Any person covered by this Policy may not buy or sell puts or calls or other derivative securities on the Company’s securities;

(iv)
Trading on margin; pledging. Any person covered by this Policy may not hold Company securities in a margin account or pledge Company securities as collateral for a loan without prior approval; and

(v)
Hedging. Any person covered by this Policy may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

5.
Limited Exceptions. The following are limited exceptions to certain of the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with disclosure obligations and the “short-swing” trading disgorgement provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent applicable. You are responsible for complying with applicable law at all times.

(a)
Qualified 10b5-1 Plans. The trading restrictions under this Policy do not apply to transactions of a Covered Person under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 (an “Approved 10b5-1 Plan”) that:

(i)
has been reviewed and approved, in writing, by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer), which approval the Compliance Officer may authorize or reject in the Compliance Officer’s discretion, and the Compliance Officer must be satisfied that the proposed arrangement complies with the requirements of Rule 10b5-1(c) under the Exchange Act;
(ii)
provides that (A) the first trade thereunder (or an amended Approved 10b5-1 Plan) shall be no earlier than 60 days after the establishment of (or amendment to, as applicable) the arrangement, (B) such plan, contract, instruction or arrangement has a duration of at least six months, and (C) the Approved 10b5-1 Plan may not be modified by the Covered Person while you are aware of material, non-public information regarding the Company;
(iii)
is entered into (or amended, as applicable) in good faith by the Covered Person at a time when the Covered Person is not in possession of material non-public information about the Company;
(iv)
gives a third party the discretionary authority to execute such purchases and sales, outside the control and subsequent influence of the Covered Person, so long as such third party does not possess any material non-public information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) for determining the amounts, prices and dates for such transactions; and
(v)
provides for prompt notice to the Company of the execution of a transaction pursuant to the plan, contract, instruction, or arrangement.

In addition, (A) no new Approved 10b5-1 Plan may be established for a particular period as to which you have a previously approved Approved 10b5-1 Plan in effect (i.e., overlapping Approved 10b5-1 Plans are not permitted), (B) no new Approved 10b5-1 Plan may be established within three months of your voluntary termination (as opposed to the expiration in accordance with its terms) of a previously approved 10b5-1 Arrangement, and (C) the Compliance Officer must confirm that there is an established procedure with whomever is handling your transactions to ensure (1) compliance with SEC Rule 144 (to the extent applicable)

at the time of any sale, including a written acknowledgment from your broker that it will make any sales in accordance with the requirements of Rule 144, (2) cessation of any sales during lock-up periods in the event of a securities offering when a lock-up is imposed on insiders by an underwriter, lead manager, initial purchaser, placement agent or other entity performing similar functions, and (3) cessation of any purchases or sales upon receipt of notice by your broker from the Company or you of legal, contractual or regulatory restrictions applicable to you or your affiliates that would prevent your broker from selling under the plan.

Although not strictly prohibited under Rule 10b5-1 or this Policy, the following actions might undermine the “good faith” requirement of Rule 10b5-1, and should be avoided:

•
frequently amending an Approved 10b5-1 Plan after it is established;
•
terminating an Approved 10b5-1 Plan before it is completed;
•
selling securities outside of an Approved 10b5-1 Plan while an Approved 10b5-1 Plan is in operation; and
•
timing public disclosures to benefit sales pursuant to an Approved 10b5-1 Plan.

The Company reserves the right to prohibit any transactions in Company securities, even pursuant to a previously approved Approved 10b5-1 Plan, if the Compliance Officer or the Board of Directors, in its discretion, determines that such prohibition is required by applicable law or in the best interests of the Company. Any Approved 10b5-1 Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in Company securities (and effectively suspend any such Approved 10b5-1 Plan) as specified above.

The Compliance Officer (in consultation with such other members of management as the Compliance Officer may determine to be appropriate) will consider in each case whether public announcement of an Approved 10b5-1 Plan should be made at the time it is established.

Rule l0b5-1(c) under the Exchange Act is designed to provide a defense for directors, officers and other persons from insider trading liability under Rule 10b-5 for transactions in Company securities executed pursuant to a previously established contract, plan or instruction. You should be aware that Rule l0b5-1(c) only provides an “affirmative defense” (which you would have to prove) in the event there is an insider trading proceeding. It does not prevent someone from bringing action. Additionally, it does not prevent the media from publicizing purchases or sales made pursuant to a trading plan.

In addition, although the termination of an Approved 10b5-1 Plan does not require the pre-approval of the Compliance Officer, you should notify the Compliance Officer at least two business days in advance of any proposed termination of an Approved 10b5-1 Plan. Note that the actual transactions effected pursuant to a pre-approved plan will not be subject to the preclearance procedures for transactions in Company securities.

(b)
Receipt and vesting of stock options, restricted stock, restricted stock units and stock appreciation rights. The trading restrictions under this Policy do not apply to the grant of stock options, restricted stock, restricted stock units or stock appreciation rights issued by the Company, without an investment decision being made by the recipient. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock, restricted stock units or stock appreciation rights in accordance with applicable plans and agreements.

(c)
Exercise of stock options; settlement of restricted stock units. The trading restrictions under this Policy do not apply to the exercise of stock options for cash or the settlement of restricted stock units under the Company’s equity incentive plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options for shares of stock with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise, vesting of restricted stock or settlement of restricted stock units, but do apply to the sale of any securities in the market to cover tax withholding obligations. Further, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option or settlement of a restricted stock unit, (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

(d)
Certain 401(k) plan transactions. The trading restrictions in this Policy do not apply to purchases of Company stock in any Company 401(k) plan or employee stock purchase plan, as applicable, resulting from periodic contributions to such plan based on your payroll contribution election. The trading restrictions do apply, however, to sales of Company securities acquired pursuant to any Company 401(k) plan or employee stock purchase plan and to elections you make under any Company 401(k) plan to (i) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (ii) move balances into or out of a Company stock fund, (iii) borrow money against any 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, and (iv) pre-pay a plan loan if the pre- payment will result in the allocation of loan proceeds to a Company stock fund.

(e)
Stock splits, stock dividends and similar transactions. The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

(f)
Bona fide gifts and inheritance. The trading restrictions under this Policy (other than the pre-clearance requirements hereunder) do not apply to bona fide gifts involving Company securities or transfers by will or the laws of descent and distribution.

(g)
Change in form of ownership. The trading restrictions under this Policy (other than the pre-clearance requirements hereunder) do not apply to transactions that involve merely a change in the form in which you own securities. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime, subject to the pre-clearance requirements hereunder.

(h)
Other exceptions. Any other exception from this Policy must be approved by the Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors, and legal counsel.

6.
Post-Termination Transactions

If your relationship with the Company (as a director, officer or employee or otherwise) terminates during a blackout period applicable to you or otherwise while you are aware of material non-public information regarding the Company, you will continue to be subject to this Policy, and specifically to the ongoing prohibition against trading, until such blackout period ends or otherwise until the information has become public or is no longer material.

7.
Acknowledgment and Certification

All persons covered by this Policy are required to sign the attached acknowledgment and certification.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with transactions in Company securities and the confidentiality of non-public information. The undersigned further acknowledges that he or she has viewed/attended the Company’s Insider Trading training.

Without limiting the preceding paragraph, the undersigned understands that the Compliance Officer will be required, and will have the discretion to, exercise the Compliance Officer’s judgment in determining whether to (a) if I am a Covered Person, approve particular transactions by me in Company securities or my establishment of any plans or arrangements for trading in Company securities or (b) subject me to any special “blackout periods.” I recognize that, if I am a Covered Person, the Compliance Officer will be required to analyze and assess any request I may make to engage in a particular transaction or to establish any plan or arrangement relating to trading in the Company’s securities, based on information available to the Compliance Officer at the time of the request and in the context of the Company’s intent to preserve its reputation for maintaining the highest legal, business and ethical standards, as well as the Company’s obligation to comply with all laws and regulations pertaining to insider trading. The undersigned acknowledges and affirms that the Compliance Officer’s determination with regard to any particular transaction, plan or arrangement or blackout period will be made solely on behalf of, and for the benefit of, the Company and will not constitute legal advice to the undersigned, and the undersigned further acknowledges and affirms the Compliance Officer’s right to make that determination in the Compliance Officer’s sole discretion. The undersigned hereby agrees to be bound by, and to accept without objection, any determination of the Compliance Officer not to permit any such transaction, plan or arrangement or to subject the undersigned to any such blackout period.

______________________________________________

Signature

Date: ____________________ ___________________________________

(Please print name)

APPENDIX A – COVERED PERSONS

Anyone titled as a Vice President or higher, including but not limited to C-Level Officers.